Exhibit 99.1

Employee Talking Points and FAQs:  ABC Announcement

Key Points to Make Introducing Jim Cleary Conference Call

•                  Thank you all for coming

•                  We’re going to have a conference call with Jim Cleary

•                  He has an exciting announcement to make

•                  After the call, I’ll take your questions

Key Points to Make Following the Conference Call

•                  As Jim said in the call, this really is great news because:

•                  AmerisourceBergen recognizes that our people are our greatest asset

•                  They want to grow our business

•                  I’m excited for all the possibilities this creates for us

[Individual leaders should feel free to personalize and expand on this point as they like]

•                  As Jim also explained, there are lots of questions you’ll naturally have but there’s not a lot more information to share until the deal closes, probably in about 60 days.

•                  But I did want a chance to meet with you.  I’ll be happy to take your questions and answer what I can.

Key Points to Make Wrapping Up after the Q&A

•                  We’ll share more information as it becomes available

•                  This is great news for us.  I’m really excited to see all the ways that we’ll grow and improve going forward

•                  We remain as committed as ever to our core values of:

•                  Customer service

•                  Integrity

•                  Dedication

•                  Innovation

•                  Quality

•                  Thank you for all you’ve done to get us to this exciting point and all you’ll continue to do so that we are the best resource to the animal health profession.

Key Points to Make in Settings not Connected to Jim’s call

•                  I’m excited to share with you that we have an agreement with AmerisourceBergen for them to buy MWI.

•                  I want to share with you a bit about AmerisourceBergen and why this is such great news for us.

•                  AmerisourceBergen is a successful, fast growing distributor that is much like MWI.

•                  MWI is a leader in ANIMAL health distribution with nearly $3 billion in annual sales

•                  AmerisourceBergen is a leader in HUMAN health distribution with nearly $120 billion in sales.

•                  MWI and AmerisourceBergen coming together is great news for us for two main reasons.

•                  First, this is great news because AmerisourceBergen recognizes that MWI’s people are its greatest asset.

•                  They’re not in animal health today and are buying MWI to be their platform to launch and grow in our industry.

•                  They know you are the best team in animal health.  AmerisourceBergen recognizes that your knowledge of the unique needs in this industry is key to their success in growing this business.

•                  However, it’s important to remember that we need to be flexible throughout this process.

•                  AmerisourceBergen has also been clear that they want Jim to lead the animal health part of the business, which he’s excited to do.  We also expect that leadership team members will continue to play important roles.

•                  The second reason this is great news for us is that it will provide resources to grow and improve even faster than we would as an independent company.

•                  With some of the most advanced technology and operations for distribution in the world, after closing AmerisourceBergen will help us deliver even higher quality and more efficient service to our customers.

•                  They will provide us with substantial product sourcing opportunities.

•                  With their plan for MWI to be their platform for growth in animal health, AmerisourceBergen will invest financial resources for us to grow both domestically and globally.

•                  Wrap Up Points

•                  I’m very proud of our achievements that have led to this unsolicited but attractive offer.

•                  Thank you for all you’ve done to make MWI a leader in our industry which has brought us to this exciting stage.

•                  I look forward to continuing to work with you in making MWI the best resource to the animal health profession.

Additional Talking Points in Settings not Connected to Jim’s Conference Call—Use as needed and appropriate

•                  You may be asking if this will change MWI.

•                  Of course, there will always be change.

•                  We are developing transition plans to ensure a smooth acquisition process.  It’s important that we remain flexible and agile during this time and that we approach this acquisition as an opportunity to grow and expand our services.

•                  This transition will provide substantially more resources to make the changes that we want to make.

•                  Here’s what will happen from here.

•                  Several steps will need to be completed for the deal to close.

•                  At this time, our best estimate is that the deal will close in about 60 days.

•                  No doubt you will have many questions.

•                  Until the deal closes, however, we’ll continue to run as the independent business that we are, under “business-as-usual” conditions.

•                  So we will not be able to answer many of those questions yet, and therefore ask for your patience and understanding.

•                  Please be assured we will share more information with you as soon as we can.

•                  More about AmerisourceBergen.

•                  They are the second largest human health pharmaceutical distributor in the world and are ranked #28 on the Fortune 500 list.

•                  Like MWI, they are growing fast.

•                  Over the last 2 years, AmerisourceBergen has grown 54%, from 78 billion to nearly 120 billion dollars in revenue.

•                  Their stock price has more than tripled in the last five years.

•                  Their rapid growth has been made possible by approximately 14,000 AmerisourceBergen associates at over 150 offices around the globe who share deeply held core values similar to our own.

•                  Their values include:

•                  Accountability

•                  Collaboration

•                  Customer Focus

•                  Innovation

•                  Integrity, and

•                  Passion

•                  AmerisourceBergen’s vision and mission also have a lot in common with MWI’s mission statement.

•                  Their vision is to be the preferred partner to healthcare providers and pharmaceutical manufacturers.

•                  Their mission is to improve patients’ lives by delivering innovative products and services that drive quality and efficiency in pharmaceutical care.

FAQs

•                  Q:  Will I lose my job?  How many will lose their jobs?  Will there be layoffs?

•                  A:

•                  They’re not in animal health today and are buying MWI to be their platform to launch and grow in our industry.

•                  They know you are the best team in animal health.  AmerisourceBergen recognizes that your knowledge of the unique needs in this industry is key to their success in growing this business.

•                  However, it’s important to remember that we need to be flexible throughout this process.

•                  Q:  Will our pay and benefits change?  How will they change?

•                  A: The plan for the time being is to keep substantially all of the MWI employees on the MWI system because that will cause the least amount of disruption.

•                  That’s what we’re all familiar with.

•                  With respect specifically to our health care plan, we didn’t want to put us all through another change having just adopted a new one.

•                  We will continue to make adjustments as we would if we were an independent company.

•                  Q:  So when would we come onto the AmerisourceBergen system and how will our pay and benefits change then?

•                  A: We anticipate that substantially all employees will stay on the MWI system at least through the rest of 2015.

•                  Beyond that we really don’t know at this point but we’ll keep you informed and give you ample notice of any upcoming changes.

•                  As Jim mentioned, they’ve won awards, like us, for being one of the best places to work and they have competitive pay and benefits.

•                  Q:  How does AmerisourceBergen’s pay and benefits compare to MWI’s? Are AmerisourceBergen’s pay and benefits better than MWIs?

•                  A: It’s complicated to compare all the components of the two companies pay and benefits and we’re still in that process.  But they do have attractive pay and benefits.

•                  Beyond that we really don’t know at this point but we’ll keep you informed and give you ample notice of any upcoming changes.

•                  Q:  What does this mean for MWI leadership?  Who will I report to?

•                  A:  AmerisourceBergen has been clear that they want Jim to lead the animal health part of the business, which he’s excited to do.  We also expect that leadership team members will continue to play important roles.

•                  We’ll continue to make adjustments as we would if we were an independent company and we’ll give you ample notice of any upcoming changes.

•                  Q:  We’ve had great growth and success.  Why sell?

•                  A:  This was an unsolicited offer.

•                  We have been and continue to be confident about our future as an independent company.  We’re proud to have attracted such an offer.  It’s more evidence of what a sound company MWI is.

•                  And we’re pleased to enter into this agreement to sell because they will provide resources that will allow us to grow and improve much faster

•                  Is this a done deal?  Are we going to be bought by them for sure?  What are the steps that have to be completed for the deal to close?  When will it close?

•                  A:

•                  AmerisourceBergen will launch a tender offer to purchase shares directly from MWI’s stockholders.

•                  The deal is also subject to governmental antitrust review.  Because they are in human health and we are in animal health and we are not competitors and we don’t expect that will be difficult.

•                  Given those factors, our expectation is currently that we will close in about 60 days.

•                  Q:  How’s the cultural fit between AmerisourceBergen and MWI?

•                  A:  It’s striking how similar AmerisourceBergen’s mission and values are to MWI’s.  There’s a clear fit.

•                  We’re both successful, high growth distribution companies.

•                  The major difference is the complimentary one that they’re in human health and we’re in animal health.

•                  I can tell you that the dynamic between the leaders in the two companies is very positive.  We look forward to closing this deal and working together with them.

Notice to Investors

The tender offer for the outstanding common stock of the Company (the “Offer”) has not yet commenced.  This communication is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell any securities of the Company.  The solicitation and offer to buy common stock of the Company will only be made pursuant to an Offer to Purchase and related materials.  At the time the tender offer is commenced, AmerisourceBergen Corporation and Roscoe Acquisition Corp. will file a tender offer statement, containing an offer to purchase, a form of letter of transmittal and other related documents with the SEC, and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer.  Investors are strongly advised to read these tender offer materials, as well as any other documents relating to the Offer and the associated transactions that are filed with the SEC, carefully and in their entirety when they become available, as they may be amended from time to time, because they will contain important information about the Offer that the Company’s stockholders should consider prior to making any decisions with respect to the Offer.  Investors may obtain a free copy of the Solicitation/Recommendation Statement and other documents (when available) that the Company files with the SEC at the SEC’s website at www.sec.gov, or free of charge from the Company at www.mwivet.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this announcement regarding the proposed transaction, the expected timetable for completing the proposed transaction, future financial and operating results, future capital structure and liquidity, benefits of the proposed transaction, general business outlook and any other statements about the future expectations, beliefs, goals, plans or prospects of the board or management of the Company constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “targets” and other similar expressions) are intended to identify forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to obtain requisite regulatory approvals, the tender of a majority of the outstanding shares of common stock of the Company and the satisfaction of the other conditions to the consummation of the proposed transaction; the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers and customers; and the other factors and financial, operational and legal risks or uncertainties described in the Company’s public filings with the SEC, including the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended September 30, 2014, as well as the tender offer documents to be filed by AmerisourceBergen Corporation and the Solicitation/Recommendation Statement to be filed by the Company. The Company disclaims any intention or obligation to update or revise any forward-looking statements as a result of developments occurring after the date of this document except as required by law.